Exhibit 10.1

3000 John Deere Road, Toano, VA 23168 Phone: (757) 259-4280.● Fax: (757) 259-7293 www.lumberliquidators.com

March 17, 2017

VIA EMAIL (______________)

Mr. Timothy J. Mulvaney

____________________

____________________

Re: Offer Letter

Dear Tim:

This letter confirms our offer of employment to you with Lumber Liquidators Holdings, Inc. or one of its subsidiaries (individually and collectively, as applicable, “Lumber Liquidators" or the "Company"). The details of our offer are as follows:

•	Title: Senior Vice President, Chief Accounting Officer
•	Location: Toano/Richmond, Virginia
•	Reports to: Chief Financial Officer
•	Start Date: June 5, 2017 (unless changed upon mutual agreement between you and Marty Agard)
•	Annual Base Salary: $250,000. Lumber Liquidators currently processes payroll on a weekly basis. This is subject to change. We strongly encourage employees to receive their pay via direct deposit.
•	Incentive Plan: You will be eligible to participate in the Annual Bonus Plan for Executive Management (the “Bonus Plan”). Your 100% target payout under the Bonus Plan will be equal to 40% of your annual base salary, with the opportunity to earn a maximum of 150% of your target payout based on Lumber Liquidators' performance against certain financial objectives. For 2017, any earned bonus payout will be pro-rated for your date of hire in 2017. Notwithstanding the foregoing, the awarding (or decision not to award) a payment under the Bonus Plan and the amount thereof, is a decision left to the sole discretion of Lumber Liquidators. Further, the Bonus Plan is subject to amendment, modification and/or termination by Lumber Liquidators in its sole and absolute discretion. To the extent there is any conflict between this Offer Letter and the language of the Bonus Plan, the Bonus Plan shall control.
•	Equity: Lumber Liquidators will recommend to the Compensation Committee of its Board of Directors that you receive an award of equity with a total cumulative value of $100,000. The Company will recommend that 50% of such award be options and 50% be restricted stock. The valuation of the options will be made using the Black-Scholes-Merton method as of the date of award and the valuation of the restricted stock will be made using the fair market value of the shares on the grant date. If approved by the Compensation Committee, any award will be granted under, subject to and governed by the Lumber Liquidators Holdings, Inc. Amended and Restated 2011 Equity Compensation Plan, and shall be evidenced by a grant agreement. The agreement will specify, among other things, the vesting schedule, consequences of termination of employment and other applicable terms and conditions. The vesting schedule of the options will be as follows: beginning on the first anniversary of the grant date, 25% of the grant will vest on anniversary of the grant date for a period of four (4) years. While it is expected that the Compensation Committee will next award equity three (3) business days after the Company publicly announces its financial results for Q3-2017, the timing and amount of any such award to you is subject to your actual start date of employment and to the absolute discretion of the Compensation Committee and the Board of Directors. As an employee, you will be subject to the expectations and restrictions of Lumber Liquidators' Insider Trading Policy, a copy of which is provided at the time of hire and is available upon request to Human Resources.

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•	Severance Benefit: If your employment with Lumber Liquidators is terminated by the Company without "Cause" (as defined in the applicable agreement) within eighteen (18) months of your actual hire date and provided you have executed (i) a severance benefit agreement propounded by and acceptable to the Company within 30 days of your actual hire date, and (ii) a General Release and Waiver as provided in such agreement, the Company will pay you severance in the form of salary continuation in the amount equivalent to your base salary in effect as of your termination date for fifty-two (52) weeks, subject to standard payroll deductions and withholdings. The Company will also pay, for a period up to fifty-two (52) weeks, a portion of the COBRA premium cost such that Employee’s premium payment does not exceed what Employee would otherwise have paid if Employee were employed.
•	Performance Review and Merit Increase: Your performance will be reviewed periodically with you by your supervisor, but no less than annually. Merit increases are discretionary based on performance and business considerations.
•	Benefits Eligibility: You will be eligible to participate in benefit plans offered through Lumber Liquidators per the terms and conditions of those plans. During your orientation, you will be given more information regarding these plans and a copy of our benefits summary in effect at your time of hire. Following your first day of employment, you will also be able to access the full Benefits Guide in effect on our Company intranet.
•	Paid Time Off (PTO): Per the terms and conditions of the Lumber Liquidators Paid Time Off (“PTO”) Policy, you will be eligible to accrue up to a maximum of 160 hours of PTO annually and thereafter until your service milestones result in a higher annual accrual amount. Your 2017 accrual will be pro-rated based on your actual date of hire in 2017.
•	Holidays: Lumber Liquidators observes six scheduled holidays each year. Those holidays currently are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The holiday schedule is established in advance of each year and is subject to change.

This offer of employment is contingent on (1) satisfactory results of a drug screening test, (2) executive background verification, (3) your executing the Confidentiality, Non-Solicitation and Non-Competition Agreement, and (4) your ability to show that you are eligible to work in the United States.

On your first day of employment, you will be required to provide your social security card for payroll purposes, and proof of identity and employment eligibility in order to complete an Employment Eligibility Verification (I-9) form. A list of acceptable documents is enclosed. Please note that, if you do not have one document from List A, you must bring one document from List B and one document from List C.

Please ensure that you bring the proper documentation with you on your first day of employment. Your subsequent failure to provide the necessary documentation as required by federal law may result in the termination of your employment. Please note that your name for payroll purposes must match exactly with your social security records. To expedite the orientation process, please complete the attached forms and bring these with you on your first day.

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Please acknowledge your acceptance of this offer by signing and returning a copy of this letter and the Incorporated Documents, all in their entirety, no later than March 28, 2017 to me via email to ____________, or via confidential fax to ______________. By signing this offer, you are, among other things, representing to Lumber Liquidators that there are no legal or equitable agreements or restrictions that would prevent, limit, impair or otherwise compromise your ability to comply with the terms of this offer and perform on behalf of Lumber Liquidators.

Please note that your employment with Lumber Liquidators is at-will and neither this document nor any other oral or written representations may be considered a contract of employment for any specific length of time. You retain the option, as does Lumber Liquidators, of ending your employment with Lumber Liquidators at any time, with or without notice and with or without cause.

If you have questions regarding any of the above, please feel free to contact me by telephone at ___________ (office) or _____________ (mobile), or by email.

We look forward to you joining the Lumber Liquidators team and working with you to further our success.

Sincerely,

/s/ Sandra C. Whitehouse

Sandra C. Whitehouse

Chief Human Resources Officer

ACKNOWLEDGEMENT and AGREEMENT: As indicated by my signature below on this letter, I acknowledge its receipt and my understanding and acceptance of its contents. I agree that should I terminate employment with Lumber Liquidators or if my employment is terminated for cause, any monies owed for reimbursement of expenses or other sums under this offer letter will be deducted from my final paychecks.

Signature:	/s/ Timothy J. Mulvaney	Date: 3/22/17
Timothy J. Mulvaney

Cc: Marty Agard, Chief Financial Officer

Attachments:	Confidentiality, Non-Solicitation and Non-Competition Agreement
Annual Bonus Plan for Executive Management
Severance Benefit Agreement

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